Free Writing Prospectus
Filed Pursuant to Rule 433
Dated May 16, 2023
Registration Statement Nos. 333-259868 and 333-259868-06
$1.6 billion Toyota Auto Receivables 2023-B Owner Trust (TAOT 2023-B)
Joint Bookrunners: RBC (str), JPM, Santander, Societe General
DE&I Coordinator: RBC
Active DE&I Co-Managers: Amerivet, Great Pacific, Siebert Williams

- Anticipated Capital Structure -

CLS	TOTAL AMT($MM)	OFFERED AMT($MM)	WAL	M/F	P-WIN	E-FIN	L-FIN	BENCH	SPRD	YLD	CPN	PX
A-1	321.000	304.950	0.20	P-1/F1+	01-06	11/23	05/24	I-CRV	+ 20	5.225	5.225	100.00000
A-2a	320.860	304.817	1.02	Aaa/AAA	06-20	01/25	05/26	I-CRV	+ 52	5.341	5.28	99.99769
A-2b	263.140	249.983	1.02	Aaa/AAA	06-20	01/25	05/26	SOFR30A	+ 52			100.00000
A-3	555.000	527.250	2.45	Aaa/AAA	20-42	11/26	02/28	I-CRV	+ 84	4.759	4.71	99.99441
A-4	100.000	95.000	3.74	Aaa/AAA	42-47	04/27	09/28	I-CRV	+ 105	4.710	4.66	99.98496
B	40.00	----	3.89	<Not Offered>			<Not Offered>

Expected Pricing:	*PRICED*	Transaction Size:	$1.6 billion ($1,482,000,000 offered)
Expected Settle:	05/23/23	Registration:	Public/SEC-registered
First Pmt Date:	06/15/23	ERISA Eligible:	Yes
Expected Ratings:	Moody's / Fitch	RR Compliance:	US-Yes, EU-No, UK-No
Bloomberg Ticker:	TAOT 2023-B	Pricing Speed:	1.3% ABS to 5% Clean-Up Call
Bloomberg SSAP:	"TAOT2023B"	Min Denoms:	$1k x $1k
Bill & Deliver:	RBC

---------- CUSIPs ------- -----------ISINs --------
A-1            891941 AA4                         US891941 AA44
A-2a        891941 AB2                          US891941 AB27
A-2b        891941 AC0                          US891941 AC00
A-3            891941 AD8                          US891941 AD82
A-4            891941 AE6                          US891941 AE65
--------------------------------------------------------

- Available Materials -
Preliminary Prospectus, FWP and Intex CDI (attached)
Intexnet dealname : "RBCTOYOT23B_LARGE"; password "YVAU"

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.